	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Katie Pyra/Matt Steinberg
212-850-5600

ALAMO GROUP ANNOUNCES RECORD 2013 FIRST QUARTER RESULTS

SEGUIN, Texas, May 1, 2013 – Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2013.

Net sales for the first quarter were $158.4 million compared to net sales of $155.9 million for the first quarter of 2012, an increase of 2%. Net income for the quarter was $6.9 million, or $0.57 per diluted share, compared to net income of $6.8 million, or $0.56 per diluted share, for the first quarter of 2012, an increase of 2%. The first quarter 2013 net sales and net income levels were both records for Alamo during a first quarter as the Company experienced steady demand for its products.

Net sales in the North American Industrial Division for the first quarter of 2013 were $69.3 million, an increase of 7% compared to net sales of $64.7 million for the first quarter of 2012. The Division benefited from stable demand from governmental end users and was led by increases in sales for mowers, street sweepers and vacuum trucks.

Alamo's North American Agricultural Division recorded net sales of $49.6 million in the first quarter of 2013, a 3% increase compared to net sales of $48.3 million in the prior year's first quarter. The results reflected modest increases in demand for its agricultural products in the U.S., though the growth rates in this market are moderating.

The Company's European Division net sales in the first quarter of 2013 were $39.5 million, versus $42.9 million in the first quarter of 2012, a decrease of 8%. The Division's sales continued to be affected by general weakness in the European economy and were further impacted by adverse weather conditions.

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ALAMO GROUP ANNOUNCES RECORD 2013 FIRST QUARTER AND NINE MONTH RESULTS

Alamo Group's President and Chief Executive Officer, Ron Robinson, commented, “We are pleased to start 2013 on a positive note, particularly given the slower growth we are seeing in some of our U.S. markets and the continued weakness in the overall European economy. During the quarter, our margins were impacted by lower sales of higher margin spare parts due to the prolonged winter conditions that affected large areas of the U.S. and resulted in a later start of spring cleanup along roadways and a slower start to the agricultural season. However, much of this effect was mitigated as we continued to benefit from our operational initiatives, which have led to further improvements in our asset utilization and manufacturing efficiencies.”

“Once again, our Industrial Division drove our performance with solid year-over-year growth. While our snow removal products had a slow start to the year, the majority of this Division's products exhibited steady-to-improving results. The increases in street sweeper and vacuum truck product lines were particularly gratifying, as well as the continued strong performance in our mower lines. The Division also saw backlogs improve during the quarter, which should bode well as we progress through the rest of the year.”

“Our Agricultural Division experienced steady performance as well, though the modest increase in sales reflects the slowing growth of the agricultural market in North America as commodity prices in general have retreated somewhat from the strong levels of the past few years. Similar to our Industrial Division, improving backlogs during the quarter should benefit this Division throughout 2013.”

“In Europe, our operations performed well considering weak economic conditions that continued to impact all of our markets. These difficult conditions are expected to linger in the near-term as governmental budgets remain tight, agricultural markets feel the effects of lower commodity prices, and the general economy is constrained due to the region's overall economic uncertainty.”

Mr. Robinson concluded, “While we continue to operate in a challenging economic environment, we remain positive about the prospects for Alamo Group. The record results in the first quarter, a stronger backlog and relatively steady demand for our type of equipment, gives us confidence as we move forward in 2013.”

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ALAMO GROUP ANNOUNCES RECORD 2013 FIRST QUARTER AND NINE MONTH RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after-market parts and services. The Company, founded in 1969, had approximately 2,500 employees and operates eighteen plants in North America and Europe as of March 31, 2013. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/2013	3/31/2012
North American
Industrial	$69,334	$64,732
Agricultural	49,636	48,271
European	39,459	42,908
Total Sales	158,429	155,911

Cost of sales	123,517	120,673
Gross margin	34,912	35,238
	22.0%	22.6%

Operating Expenses	25,173	24,245
Income from Operations	9,739	10,993
	6.1%	7.1%

Interest Expense	(242)	(443)
Interest Income	44	55
Other Income (Expense)	289	(574)

Income before income taxes	9,830	10,031
Provision for income taxes	2,880	3,246

Net Income	$6,950	$6,785

Net income per common share:

Basic	$0.58	$0.57

Diluted	$0.57	$0.56

Average common shares:
Basic	12,006	11,873

Diluted	12,158	12,027

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2013	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$33,491	$37,858
Accounts receivable, net	169,678	170,391
Inventories	118,224	128,212
Other current assets	9,189	9,304
Total current assets	330,582	345,765

Property, plant and equipment	56,722	62,121

Goodwill	30,870	32,365
Intangible assets	5,500	5,500
Other non-current assets	3,566	6,041

Total assets	$427,240	$451,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$55,546	$54,353
Income taxes payable	2,935	3,575
Accrued liabilities	30,941	28,848
Current maturities of long-term debt and capital lease obligations	571	3,272
Other current liabilities	246	649
Total current liabilities	90,239	90,697

Long-term debt, net of current maturities	10,049	53,512
Deferred pension liability	9,448	10,487
Other long-term liabilities	3,693	4,383
Deferred income taxes	2,261	4,924

Total stockholders’ equity	311,550	287,789

Total liabilities and stockholders’ equity	$427,240	$451,792